Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT


The following is a list of all subsidiaries of Premier Financial Bancorp, Inc. as of December 31, 2002 their state of incorporation.
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       Subsidiary                                       State of Incorporation

Citizens Deposit Bank and Trust Company                        Kentucky

Bank of Germantown                                             Kentucky

Citizens Bank (Kentucky), Inc.                                 Kentucky

Premier Data Services, Inc.                                    Kentucky

Farmers Deposit Bank                                           Kentucky

Mt. Vernon Financial Holdings, Inc.                            Kentucky

Ohio River Bank                                                  Ohio

First Central Bank, Inc.                                     West Virginia

Boone County Bank, Inc.                                      West Virginia